SHEHEE ACCEPTS POSITION AS CHAIRMAN OF THE BOARD FOR INTERNATIONAL STAR

For Immediate Release

HENDERSON, Nev./EWORLDWIRE/May 16, 2005 --- International Star, Inc. (Pink Sheets: ILST) today is pleased to announce that Virginia Shehee has accepted the position of Chairman of the Board at this months scheduled Board of Directors meeting.

SHEHEE NAMED CHAIRMAN OF THE BOARD

On Tuesday, May 10, 2005, in a regularly scheduled meeting of the Board of Directors of International Star, Inc., Virginia Shehee, former state senator from Louisiana, accepted the nomination for Chairman of the Board. Shehee was elected by a unanimous vote by attending board members.

Mrs. Shehee is recognized as one of the strongest leaders in Louisiana and surrounding areas. Because of her numerous accomplishments, she was the first woman to receive many awards previously given only to men, including the Community Council Special Humanitarian Award for Outstanding Service, the Clyde E. Fant Memorial Award for Community Service, and the Shreveport Chamber of Commerce Business Leader of the Year award. Mrs. Shehee's full bio can be found on the www.istarnevada.com Web site.

FURTHER MANAGEMENT CHANGES COME FROM A SPECIAL CALLED BOARD OF DIRECTORS MEETING

On Friday, May 13, 2005, at a special called Board of Directors meeting, Robert Hawkins, President and CEO of International Star tendered his resignation as President and CEO, sighting personal reasons. The Board of Directors accepted Hawkins resignation and offered him many thanks for his years of hard work in the company and grateful appreciate for remaining with the company as it moves forward. Mr. Hawkins was named Vice-President of International Star.

By unanimous vote, Denny Cashatt, former Vice-President and COO, assumed the position of President and CEO. Mr. Cashatt has been with the company since September 2003 and has become a huge asset within the daily operations of the company. Cashatt has also gained a great rapport with most of the shareholders of the company. He has also been instrumental in bringing in funding and new credible experts in the mining industry to work along side of ISTAR on its Detrital wash properties.

Mr. Cashatt  has over thirty years business experience and was the driving force behind the success of three start-up companies, all of which were acquired by larger corporations. Mr. Cashatt joined the Company after serving the previous three years as Vice President of Marketing - U.S. Operations for International Software Company of Paris, France. Cashatt will focus on daily operations and the Company's capital near-term and long-range requirements.

NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information contact: Dottie Wommack McNeely - (702) 897-5338